Exhibit 99.1
March 28, 2013

Dear Hines REIT Investor,
Since the launch of Hines REIT in 2004, our management has sought to build a high-quality portfolio, maximize cash flows and preserve long-term share value despite the numerous challenges presented by the recent global recessionary environment. We thank you for the trust you have placed in us to manage your investment responsibly in an effort to ultimately provide liquidity while maximizing returns to our shareholders.
In December 2009, our board of directors stated its intent to consider liquidity strategies beginning in 2015. In the interim, we continuously monitor the commercial real estate markets for opportunities to harvest solid gains through the strategic sale of specific assets. Accordingly, we are pleased to inform you of the recent sale of Williams Tower in Houston. We purchased this iconic office building on the city's west side in 2008 for $271.5 million, and after five years we were able to sell it for a net contract price of $412 million, providing net sales proceeds of approximately $228 million to the company. After reserving the cash necessary for continued leasing capital to maximize the occupancy and value of our portfolio, proceeds from this sale as well as other strategic asset sales are allowing us to make several liquidity announcements to our shareholders.
In its March 25th meeting, the Hines REIT board of directors authorized the following, for which additional details can be found in our 8-K filed with the Securities and Exchange Commission on March 28, 2013:

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A special distribution of approximately $197 million, resulting in a distribution to shareholders of $0.80 per share, has been declared to investors of record on April 2, 2013 and will be paid on April 30, 2013. This means that you will be receiving a separate distribution payment in addition to your normal quarterly distributions. This special distribution is not subject to reinvestment pursuant to our dividend reinvestment plan so all eligible shareholders will be receiving this distribution in cash.

Combining this special distribution of $0.80 per share with the $0.03 per share return of capital distributions paid to investors as a part of each of the last two quarterly distributions results in total special distributions of $0.86 (i.e. $0.80 + $0.03 + $0.03 = $0.86) per share since we last announced an estimated per share net asset value (NAV). This $0.86 per share represents a partial return of your investment and reduces the estimated per share NAV of $7.61, announced on November 30, 2012, to $6.75 per share, effective April 2, 2013.1 This reduction is purely a function of us returning a portion of your original investment and is not indicative of a decline in the value of our real estate portfolio.

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When evaluating your investment in Hines REIT, it is important for you to consider the cumulative distributions you have received since your initial investment, as shown on the front of your shareholder statement, as well as the estimated remaining value of your investment based on the shares you own and the current estimated per share NAV. For example, an investor who invested $100,000 in Hines REIT at $10.00 per share on January 1, 2005 will have received cumulative cash distributions of $55,810 (or $5.58 per share) through April 30, 2013 and has a current estimated value remaining of $67,500 (based on the revised estimated per share NAV of $6.75).[2]

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Beginning with redemption requests received on or after April 1, 2013, we have reopened the Hines REIT share redemption program for ordinary redemptions at $5.75 per share, which is 85% of our revised estimated per share NAV of $6.75. This provides an option for our shareholders who desire near-term liquidity while keeping the interests of our remaining shareholders in mind. Eligible redemption requests that are redeemed will be paid on July 1, 2013. Funds available for redemption will generally be limited to dividend reinvestment plan proceeds from the prior quarter.[3] Death and disability redemption requests will continue to be honored at 100% of the current estimated per share NAV at the time of the redemption ($6.75 per share for those redeemed on July 1, 2013). If you desire to submit your shares for redemption, please contact your financial advisor or Hines Investor Relations at 1-888-220-6121 to initiate this process.

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A distribution rate for April 2013 was declared in the annualized amount of 4.0%[4] on the new estimated per share NAV of $6.75. This distribution rate is lower than those previously declared primarily due to decreased cash flows as a result of our recent strategic asset sales which have resulted in significant economic gains.

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Participants in our dividend reinvestment plan will acquire shares at a fixed price of $6.75 per share rather than at the previous price of $7.61, beginning with the distributions for the second quarter of 2013, which will be aggregated and paid in July 2013.

We have worked diligently to preserve value in the Hines REIT portfolio during one of the most difficult times in American financial history. As we look forward, we are continuing to evaluate all liquidity options for the shareholders. As the largest investor in Hines REIT, Hines' interests remain aligned with the investors, and we are committed to prudently managing our portfolio to maximize value and investment returns to our shareholders over the long term.
Thank you again for the opportunity to serve you and for your continued support.
Sincerely,

Jeffrey C. Hines	Sherri W. Schugart
Chairman of the Board	President and Chief Executive Officer

1Please note that the prior estimated per share NAV of $7.61 was based on estimates of the value of our real estate investments, cash and other assets and debt and other liabilities as of September 30, 2012 and that no subsequent valuation has been undertaken. The new estimated per share NAV of $6.75 has been calculated as of a moment in time, and has only been updated to reflect the reduction that results from the declaration of the $0.86 per share of special distributions. Shareholders should not rely on the estimated per share NAV as an accurate measure of the then-current value of shares of our common stock in making a decision to buy or sell shares, including whether to reinvest distributions by participating in our dividend reinvestment plan and whether to request redemption pursuant to our share redemption program. Details concerning the methodology pursuant to which the prior estimated per share NAV was determined by our board of directors can be found in our 8-K filed with the SEC on November 30, 2012.
2This example assumes that the shares were held continuously since the date purchased and that the investor did not participate in the dividend reinvestment plan. The amounts presented in this example would vary significantly for each shareholder, depending on the date of the investment, the price at which the shares were purchased and whether the investor has participated in the dividend reinvestment plan. This example is presented for illustrative purposes only, and should not be relied upon as an accurate measure of the current value of a shareholder's investment in making a decision to buy or sell shares.
3Redemptions cannot exceed the amount required to redeem 10% of the Company's shares outstanding as of the same date in the prior calendar year and will be subject to the other limitations set forth in our amended and restated share redemption program, as described in our 8-K filed with the SEC on March 28, 2013.
4The distribution rate for April 2013 was declared in the amount of $0.00073973 per share, per day. This rate represents a 4.0% annualized yield based on our new estimated per share NAV of $6.75, assuming the distribution rate is maintained for a twelve-month period.
Statements in this letter, including intentions, beliefs, expectations or projections relating to items such as the timing of distribution payments, the fulfillment of redemption requests and maximizing value are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks described in the “Risk Factors” section of Hines REIT's Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented or updated by its other filings with the SEC.